Exhibit 10.26

Description of Compensatory Arrangement

with Mr. Marcus G. Smith

In connection with his appointment as Executive Vice President of National Sales and Marketing of Speedway Motorsports, Inc. (the “Company”) in February 2004, Mr. Marcus G. Smith’s compensation was clarified to reflect the responsibilities and obligations of his new position. Consistent with Company policy, Mr. Smith does not have an employment contract. His compensation for fiscal year 2004 includes an annual base salary of $120,000 and sales commissions based on gross sales, at the following rates:

Performance Racing Network	7.0%
Gross Sales of:
$0 to $10 million	1.5%
$10 million to $12 million	2.5%
$12 million to $14 million	3.5%

The commissions outlined above are consistent with Mr. Smith’s position and the sales commission and bonus program of the Company. It is anticipated that in future years, Mr. Smith’s annual compensation will continue to be determined by the Company’s Compensation Committee in accordance with its policies regarding executive officers and any commission bonuses will continue to be consistent with the Company’s overall sales commission and bonus program.